Exhibit 99.1
HOUSTON AMERICAN ENERGY ANNOUNCES COMPLETION OF SALE OF KARNES COUNTY, TEXAS ASSETS
-- Sale Price Increased to Include Overriding Royalty Interest --

Houston, Texas – November 17, 2010 -- Houston American Energy Corp. (NYSEAmex: HUSA) today announced that it has closed the previously announced sale to Plains Exploration  & Production Company of oil and gas properties in the Eagle Ford oil and gas condensate windows in Karnes County, Texas.

As part of the transaction Houston American Energy agreed to sell all of its working and overriding royalty interest.  The final purchase and sale price of the interests sold by Houston American was approximately $4.1 million gross, which amount is subject to customary post-closing adjustments and withholdings related to the transaction.

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.